                                                                      EXHIBIT 99

                            SCOTSMAN INDUSTRIES, INC.
                              CAUTIONARY STATEMENTS


Information provided by the Company from time to time, either orally or in writing, may contain certain "forward looking" information, as that term is defined in Section 21E of the Securities Exchange Act of 1934, as amended (the "Act"). Consistent with the Act, such forward-looking information may include information relating to such matters as sales, income, earnings per share, return on equity, capital expenditures, dividends, capital structure, cash flow, debt to capitalization ratios, internal growth rates, future economic performance, management's plans and objectives for future operations, or the assumptions relating to, or underlying, any such forward-looking information. The cautionary statements set forth below are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the "safe harbor" provisions of the Act. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that actual results may differ materially from those expressed in, or implied by, the forward-looking statements as a result of various factors, including but not limited to the following:

1. The Company's performance should be expected to be affected by the strength or weakness of the various economies in which the Company markets its products, primarily in the United States and Western Europe, but also in the Far East. The relative strength or weakness of these economies may affect the rate at which new hotels, restaurants, fast food outlets, supermarkets or other facilities with a need for the Company's products are built, and the rate at which other potential commercial customers replace or upgrade ice machines, beverage dispensing systems, food preparation and storage equipment, refrigerated display cases, walk-in coolers and freezers, and insulated panels already in use, thus affecting the demand for the Company's products.

2. Sales of a significant proportion of the Company's products can be negatively impacted by abnormal weather conditions during different seasons and quarters of the year.

3. Underutilization of the Company's facilities may occur as a result of failure to meet anticipated sales volumes. Such underutilization, which results in excess capacity costs, may significantly affect the Company's operating results.

4. The Company's ability to realize operating profits is dependent on its ability to timely manufacture, source and deliver products which may be sold for a profit. Labor difficulties, delays in delivery or increased prices of raw materials and purchased components, scheduling and transportation difficulties, management dislocations and delays in development and manufacture of new products can negatively affect operating profits.

5. The Company's results of operations can be negatively impacted by product liability or other lawsuits and/or by warranty claims or other returns of goods.

6. The Company sells products in over 100 countries and has manufacturing operations in the United States, the United Kingdom, Germany, Italy, Australia, and China and joint venture interests in the United Kingdom. International operations generally are subject to various political and other risks that are not present in the U.S. operations, including, among other things, the risk of war or civil unrest, expropriation and nationalization. In addition, certain international jurisdictions restrict repatriation of the Company's non-U.S. earnings. Various international jurisdictions also have laws limiting the right and ability of non-U.S. entities to pay dividends and remit earnings to affiliated companies unless specified conditions are met. In addition, sales in international jurisdictions typically are made in local currencies, which subjects the Company to risks associated with currency fluctuations. Currency devaluations and unfavorable changes in international monetary and tax policies and other changes in the international regulatory climate could materially affect the Company's profitability or growth plans.

7. Although no single customer accounts for more than 10% of the Company's consolidated net sales, the volume of sales of the Company's refrigerated display cases, food preparation and storage equipment, walk-in coolers and freezers and beverage systems may be affected, from time to time, by changes in the buying patterns of certain large customers as a result of internal cost-control measures adopted by such customers, changes in the strategic plans of such customers, or other factors.

8. The Company's products and manufacturing processes are subject to various environmental, health and safety regulations and standards. Such regulations and standards, from time to time, may require significant changes in products or manufacturing methods. The Company also is, or may be, subject from time to time to claims and litigation arising under the Comprehensive Environmental Response, Compensation and Liability Act and similar state statutes. The Company believes that environmental, health and safety matters will not have a material effect on its business or financial condition. However, legal and regulatory requirements in this area are increasing, and there can be no assurance that significant costs and liabilities will not be incurred as a result of currently unidentified or future problems or new regulatory developments.

9. The acquisition of Kysor Industrial Corporation in March, 1997 (the "Kysor Acquisition") significantly increased the Company's debt service obligations. The Kysor Acquisition was financed through a loan facility established between the Company, the Company's wholly-owned subsidiary Scotsman Group Inc., and certain other subsidiaries and The First National Bank of Chicago as agent for the lenders (the "Credit Facility"). In December 1997, Scotsman Group Inc. issued $100 million of 8 5/8% Senior Subordinated Notes (the "Notes"). Although the Indenture for the Notes and the Credit Facility contain covenants that limit the incurrence by the Company, Scotsman Group and certain of the subsidiaries of additional indebtedness, such limitations are subject to a number of important qualifications and exceptions and the Company's indebtedness could increase if, among other reasons, future acquisitions are financed through additional borrowings. The Company's ability to make scheduled payments of principal and interest or to refinance its indebtedness will depend on the Company's operating performance and cash flows, which are affected by prevailing economic conditions and financial, competitive and other factors beyond the Company's control. If the Company is unable to generate sufficient cash flows to service its debt obligations, it will have to adopt one or more alternatives, such as reducing or delaying planned acquisitions, expansion and capital expenditures, selling assets, restructuring debt or obtaining additional equity capital. There can be no assurance that any of these alternatives could be effected on satisfactory terms.

10. The Company's continued rapid growth can be expected to place a significant strain on its management, operations, employees, and other resources. There can be no assurance that the Company will be able to manage effectively its expanding operations or achieve planned growth on a timely or profitable basis. If the Company is unable to manage growth effectively, its business, results of operations or financial condition could be materially adversely affected.

11. The Company's success to date has depended in large part on the skills and efforts of Richard C. Osborne, Chairman of the Board, President and Chief Executive Officer, Donald D. Holmes, Vice President-Finance and Secretary, and the heads of each of the operating units of the Company.

         While the Company has employment agreements with certain of its executive officers, including Messrs. Osborne and Holmes, there can be no assurance that the Company will be able to retain the services of its officers and key employees. The loss of Messrs. Osborne, Holmes, or any of the heads of the Company's operating units could have a material adverse effect on the Company's business, results of operations or financial condition.

12. The Company's results of operations can be negatively impacted if upgrades, modifications and conversions of its computer software programs and operating systems to properly utilize dates beyond December 31, 1999 are not made, or are not made in a timely manner. In addition, the consequences of the Company's significant suppliers, customers or service providers not executing a plan to address the Year 2000 readiness of computer programs and systems within their organizations, or among third parties they rely on, could also have a material adverse impact on the Company's results of operations. Some of the possible consequences of non-compliance by the Company or significant third parties include, among other things, temporary plant closings, delays in the receipt and delivery of raw materials and products, invoice and collection errors, and obsolescence of inventory.